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                                                                     EXHIBIT 3.3





                            ARTICLES OF ASSOCIATION


         For the purpose of organizing an Association to carry on the business of banking under the laws of the United States, the undersigned do enter into the following Articles of Association:

                                     FIRST

         This title of this Association shall be Century National Bank.

                                     SECOND

         The main office of the Association shall be in the District of Columbia. The general business of the Association shall be conducted at its main office and its branches.

                                     THIRD

         The Board of Directors of this Association shall consist of not less than five nor more than twenty-five members, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. A majority of the full Board of Directors may increase the number of directors between meetings of the shareholders, consistent with applicable statutory and regulatory provisions, and fill the vacancies so created. Each Director, during the full term of his directorship, shall own a minimum of $1,000 par value of stock of this Association or of any other corporation which is permitted by the Comptroller of the Currency. Any vacancy in the Board of Directors may be filled by action of the Board of Directors,

                                     FOURTH

         There shall be an annual meeting of the shareholders the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before said meeting. It shall be held at the main office or other convenient place as the Board of Directors may designate, on the day of each year specified therefor in the Bylaws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.
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                                     FIFTH

         The authorized amount of capital stock of this Association shall be 410,000 shares of common stock of the par value of Five Dollars ($5.00) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States. Shares of authorized but unissued capital stock may be issued from time to time at the discretion of the Board of Directors, without the approval of the shareholders, for purposes of raising additional capital funds for the Association, employee compensation programs or other objectives of the Association duly approved by the Board of Directors.

         If the capital stock is increased by the sale of additional shares thereof, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said capital stock owned by him/her at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution by the shareholders at the time the increase is authorized.
The Board of Directors shall have the power to prescribe a reasonable period of time within which the preemptive rights to subscribe to the new shares of capital stock must be exercised.

         The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

                                     SIXTH

         The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another Director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents, a Cashier and such other officers and employees as may be required to transact the business of this Association.

         The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the




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salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all Bylaws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

                                    SEVENTH

         Upon approval by the Comptroller of the Currency and the shareholders owning two-thirds of the stock of the Association, the Board of Directors shall have the power to change the location of the main office to any authorized branch location not more than thirty miles from its present location. The Board of Directors also shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

                                     EIGHTH

         The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

                                     NINTH

         The Board of Directors of this Association, or any one or more shareholders owning, in the aggregate, not less than twenty-five percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.





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                                     TENTH

         As provided by the General Corporation Law of the state of Delaware, the following provisions relating to indemnification shall govern with respect to the Association.


         Section 1. Subject to the provisions of Section 3 of this Article Tenth, the Association may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Association) by reason of the fact that he is or was a director, officer, employee or agent of the Association, or is or was serving at the request of the Association as a director, officer, employee or agent of another association, corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Association, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Association, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 2. Subject to the provisions of Section 3 of this Article Tenth, the Association may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Association to procure a judgment in its favor by reason of the





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fact that he is or was a director, officer, employee or agent of the
Association or is or was serving at the request of the Association as a director, officer, employee or agent of another association, corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Association and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Association unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 3. Any indemnification under Sections 1 and 2 of this Article Tenth (unless ordered by a court) shall be made by the Association only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in said Sections 1 and
2. Such determination shall be made (a) by the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (who may be counsel to the Association) in a written opinion, or (c) by the stockholders.

         Section 4. If a director, officer, employee or agent of the Association has been successful on the merits or otherwise as a party to any action, suit or proceeding, referred to in Sections 1 and 2 of this Article Tenth, or with respect to any





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claim, issue or matter therein (to the extent that a portion of his expenses can be reasonably allocated thereto), he may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 5. Expenses incurred by each director, officer, employee or agent in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Association, or is or was serving at the request of the Association as a director, officer, employee or agent of another association, corporation, partnership, joint venture, trust or other enterprise, shall be paid by the Association in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Association as authorized in this Article Tenth.

         Section 6. By action of the Board of Directors, notwithstanding any interest of the directors in the action, to the full extent permitted by applicable law, the Association may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Association, or is or was serving at the request of the Association, as a director, officer, employee or agent of another association, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Association would have the power to indemnify him against such liability under the provisions of this Article or of
Section 145 of the General Corporation Law of the State of Delaware, except that such insurance shall exclude coverage on behalf of any person who is or was a director, officer, employee, or agent of the Association against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action





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results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Association.

         Section 7. For purposes of this Article Tenth, references to the "Association" shall include, in addition to the resulting association, any constituent association or corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent association or corporation, or is or was serving at the request of such constituent association or corporation as a director, officer, employee or agent of another association, corporation, partnership, joint venture or other enterprise, shall stand in the same position under the provisions of this Article Tenth with respect to the resulting or surviving association or corporation as he would have with respect to such constituent association or corporation if its separate existence had continued.

         Section 8. The indemnification provided pursuant to the provisions of this Article Tenth shall not be deemed exclusive of any other rights to those seeking indemnification may be entitled under any other by-law, agreement, contract of insurance, statute, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Association or has ceased to be a director, officer, employee or agent of another association, corporation, partnership, joint venture or other enterprise wherein such person was serving at the request of the Association and shall inure to the benefit of the heirs, executors and administrators of such person.

         Section 9. No director of the Association shall be personally liable to the Association or its stockholders for





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monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Association or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This
Section 9 of Article Tenth shall not eliminate or limit the personal liability of a director for any action or omission occurring prior to the date Section 9 of Article Tenth becomes effective.

         Section 10. The indemnification provided pursuant to the provisions of this Article Tenth shall not be deemed to include the indemnification of any person who is or was a director, officer, employee, or agent of the Association against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Association.


                                    ELEVENTH

         These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.





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